UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 13, 2008 (March 12, 2008)
O’CHARLEY’S INC.
(Exact Name of Registrant as Specified in Charter)

Tennessee	0-18629	62-1192475

(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

3038 Sidco Drive
Nashville, Tennessee	37204

(Address of Principal Executive Offices)	(Zip Code)
(615) 256-8500
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          The disclosure under Item 5.02 below is incorporated by reference into this Item 1.01, to the extent that such Item 5.02 describes the Company’s entrance into a material definitive agreement.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On March 12, 2008, O’Charley’s Inc. (the “Company”) entered into a Settlement Agreement with Eric S. Rosenfeld, Crescendo Partners II, L.P., Series Z, Crescendo Partners III, L.P., Crescendo Investments II, LLC, and Crescendo Investments III, LLC (collectively, “Crescendo”), with respect to the proxy contest initially announced by Crescendo on December 20, 2007. Crescendo owns approximately 12 percent of the common stock of the Company.
     Pursuant to the Settlement Agreement, on March 12, 2008 O’Charley’s expanded its Board of Directors (the “Board”) to 11 members by appointing to the Board Messrs. Arnaud Ajdler, a managing director of Crescendo Partners, Gregory Monahan, a senior vice president of Crescendo Partners, and Douglas Benham, former President and Chief Executive Officer of Arby’s Restaurant Group. Messrs. Ajdler and Monahan have been named to the class of directors whose terms expire in 2009 and Mr. Benham has been named to the class of directors whose term expires in 2010. In addition, pursuant to the Settlement Agreement, Mr. Benham has been appointed to the Board’s Audit Committee, Mr. Ajdler to the Compensation and Human Resources Committee, and Mr. Monahan to the Nominating and Corporate Governance Committee and to the Executive Committee. Messrs. Ajdler, Monahan and Benham will receive compensation for their services as directors on the same terms as the other non-employee directors of the Company.
     In conjunction with these Board size and composition changes, Mr. John E. Stokely, a director of the Company since 2004, voluntarily resigned from the Board.
     Pursuant to the Settlement Agreement, at its 2008 annual shareholders meeting, the Company will submit a resolution to declassify the Company’s Board to provide for the annual election of all directors. The first of such elections would take place at the 2008 annual shareholders meeting, with all of the Company’s incumbent directors whose terms expire in 2008, as well as Messrs. Ajdler and Monahan, to be elected to one-year terms. Mr. Benham, meanwhile, is to be nominated for election to a two-year term ending in 2010. At the 2009 annual shareholders meeting, eight of the eleven directors would be up for election for one-year terms. At the 2010 shareholders meeting, all directors would be elected to one-year terms.
     The Settlement Agreement also provides, among other things, for a standstill that runs generally through the date of the Company’s 2009 annual shareholders meeting, provided that the Board agrees to renominate the Crescendo directors at the 2009 annual shareholders meeting whose terms would expire at such meeting, and that the Company’s share price performance over the next nine months satisfies specified tests set forth in the Settlement Agreement.
     Crescendo has agreed to vote all its shares at the 2008 annual shareholders meeting in favor of the election of all nominees recommended by the Board and for the declassification proposal. Unless Crescendo is no longer subject to the standstill provisions as discussed above, Crescendo has also agreed to vote its shares in favor of the election of all nominees recommended by the Board at the 2009 annual shareholders meeting. The Company has agreed to reimburse Crescendo for its reasonable out-of-pocket fees and expenses in connection with the planned proxy solicitation and related matters, not to exceed $125,000.
     The foregoing summary of the Settlement Agreement is qualified in its entirety by reference to the Settlement Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 7.01. Regulation FD Disclosure.
     On March 13, 2008, the Company issued a press release announcing that it had entered into a Settlement Agreement with Crescendo Partners. A copy of the press release is furnished herewith as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits.
10.1	Settlement Agreement, dated as of March 12, 2008, by and among O’Charley’s Inc., Eric S. Rosenfeld, Crescendo Partners II, L.P., Series Z, Crescendo Partners III, L.P., Crescendo Investments II, LLC and Crescendo Investments III, LLC

99.1	Press Release dated March 13, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

O’CHARLEY’S INC.
By:	/s/ Lawrence E. Hyatt
Lawrence E. Hyatt
Chief Financial Officer, Secretary and Treasurer

Date: March 13, 2008

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Settlement Agreement, dated as of March 12, 2008, by and among O’Charley’s Inc., Eric S. Rosenfeld, Crescendo Partners II, L.P., Series Z, Crescendo Partners III, L.P., Crescendo Investments II, LLC and Crescendo Investments III, LLC

99.1	Press Release dated March 13, 2008